EXECUTION COPY

EXHIBIT 10.14

FIVE-YEAR CREDIT AGREEMENT

dated as of

January 9, 2004

among

SUNGARD DATA SYSTEMS INC.,

The Borrowing Subsidiaries Party Hereto,

The Lenders Party Hereto,

JPMORGAN CHASE BANK,

as Administrative Agent,

J.P. MORGAN EUROPE LIMITED,

as London Agent,

WACHOVIA BANK, N.A.,

as Syndication Agent,

and

ABN AMRO BANK, N.V.,

BANK OF AMERICA, N.A.

and

CITIBANK, N.A.,

as Co-Documentation Agents

J.P. MORGAN SECURITIES INC.

and

WACHOVIA CAPITAL MARKETS, LLC,

as Joint Exclusive Advisors, Joint Lead Arrangers

and Joint Bookrunners

[CS&M Ref No 6701-359]

SECTION 6.11.	Interest Expense Coverage Ratio	56
SECTION 6.12.	Total Debt Ratio	56
SECTION 6.13.	Hedging Agreements	56

ARTICLE VII

Events of Default

ARTICLE VIII

The Agents

ARTICLE IX

Guarantee

ARTICLE X

Miscellaneous

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 3.05 — Existing Liens
Schedule 3.06 — Disclosed Matters
Schedule 3.12 — Subsidiaries
Schedule 3.13 — Insurance
Schedule 6.01 — Existing Indebtedness
Schedule 6.05 — Asset Sales
Schedule 6.08 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B-1 — Form of Borrowing Subsidiary Agreement
Exhibit B-2 — Form of Borrowing Subsidiary Termination
Exhibit C-1 — Form of Opinion of the Company’s Assistant General Counsel
Exhibit C-2 — Form of Opinion of the Company’s Outside Counsel

FIVE-YEAR CREDIT AGREEMENT dated as of January 9, 2004, among SUNGARD DATA SYSTEMS INC., the BORROWING SUBSIDIARIES from time to time party hereto, the LENDERS party hereto, JPMORGAN CHASE BANK, as the Administrative Agent, the Issuing Bank and the Swingline Lender, and J.P. MORGAN EUROPE LIMITED, as the London Agent.

The Company (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) has requested the Lenders to extend credit in the form of Commitments under which the Company may obtain Revolving Loans in US Dollars and any Borrowing Subsidiary may obtain Revolving Loans in euro or Sterling, in an aggregate principal amount at any time outstanding that will not result in the total Revolving Credit Exposure exceeding $600,000,000. The Company has also requested that the Swingline Lender extend credit to the Company in the form of Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $20,000,000 and the Issuing Bank issue Letters of Credit in an aggregate face amount at any time outstanding not in excess of $25,000,000.

The Lenders and the Issuing Bank are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder, or any successor thereto appointed in accordance with Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the London Agent.

“Agreement Currency” has the meaning assigned to such term in Section 10.16(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars, or with respect to any payment that does not relate to any Loan or Borrowing, the Administrative Agent and (b) with respect to a Loan or Borrowing denominated in euro or Sterling, the London Agent.

“Applicable Creditor” has the meaning assigned to such term in Section 10.16(b).

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee”, as the case may be, based on the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

Index Debt Ratings	ABR Spread	Eurocurrency Spread	Commitment Fee
Category 1 A- or A3 or higher	0.000%	0.500%	0.075%

Category 2 BBB+ or Baa1	0.000%	0.750%	0.150%

Category 3 BBB or Baa2	0.000%	0.875%	0.200%

Category 4 BBB- or Baa3	0.125%	1.125%	0.275%

Category 5 BB+ or Ba1 or lower	0.500%	1.500%	0.400%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this paragraph), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A hereto or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means (a) Revolving Loans of the same Class and Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing (other than a Swingline Loan) denominated in US Dollars, $5,000,000 and (b) in the case of a Borrowing denominated in any other currency, the smallest amount of such other currency that is a multiple of 1,000,000 units of such currency that has a US Dollar Equivalent equal to or in excess of $5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, $1,000,000 and (b) in the case of a Borrowing denominated in any other currency, 1,000,000 units of such currency.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary” means, at any time, any Wholly Owned Subsidiary that is incorporated or otherwise organized under the laws of the United Kingdom or any political subdivision thereof that (a) is named on the signature pages to this Agreement or (b) has been designated as a Borrowing Subsidiary pursuant to Section 2.19, other than any such Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.19.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market and (b) when used in connection with a Loan denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; (b)(i) the Company consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its properties and assets (determined on a consolidated basis for the Company and the Subsidiaries taken as a whole) to any Person, or (ii) any corporation consolidates with or merges into the Company or a Subsidiary in a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than a transaction solely between the Company and a Subsidiary of the Company or a transaction involving only stock consideration which is permitted under Section 6.04 or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.01 and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Commitments on the date hereof is $600,000,000.

“Company” means SunGard Data Systems Inc., a Delaware corporation.

“Consolidated Current Liabilities” means, on any date, the consolidated current liabilities of the Company and the Subsidiaries as such amount would appear on a consolidated balance sheet of the Company and the Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, and (iv) any extraordinary or non-recurring non-cash charges for such period, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary or non-recurring gains for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Intangible Assets” means, on any date, the consolidated intangible assets of the Company and the Subsidiaries, as such amounts would appear on a consolidated balance sheet of the Company and the Subsidiaries prepared in accordance with GAAP; provided that “software products” will be deemed to be tangible assets for purposes of this definition.

“Consolidated Interest Expense” means, for any period, the excess of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Company and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, minus (b) the interest income of the Company and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Assets” means, on any date, the excess of Consolidated Total Assets over Consolidated Current Liabilities.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income of any Person (other than the Company) that is not a Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of the Subsidiaries during such period.

“Consolidated Net Tangible Assets” means, on any date, the excess of Consolidated Total Assets over Consolidated Intangible Assets.

“Consolidated Net Worth” means, on any date, the excess of Consolidated Total Assets over Consolidated Total Liabilities.

“Consolidated Total Assets” means, on any date, the consolidated total assets of the Company and the Subsidiaries, as such amount would appear on a consolidated balance sheet of the Company and the Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated Total Debt” means, on any date, the sum of all Indebtedness (including without limitation Capitalized Lease Obligations) of the Company and the Subsidiaries that would be reflected on a consolidated balance sheet of the Company and the Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated Total Liabilities” means, on any date, the consolidated total liabilities of the Company and the Subsidiaries as such amount would appear on a consolidated balance sheet of the Company and the Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated Total Revenues” means, for any period, the consolidated total revenues of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Company or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Company or any such Subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Company or any Subsidiary under Title IV of ERISA.

“euro” or “€” means the single currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Lending Office” means, as to any Lender, the applicable branch, office or Affiliate of such Lender in London designated by such Lender to make Loans in euro or Sterling (which designation shall be specified by such Lender in its Administrative Questionnaire).

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of US Dollars with such other currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to any Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any Obligation of any Borrower hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.18(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to any withholding tax pursuant to Section 2.16(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.16(e).

“Existing Credit Agreements” means, collectively, (a) the Amended and Restated Three-Year Credit Agreement, dated as of January 10, 2003, among the Company, the borrowing subsidiaries party thereto, the lenders party thereto, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Europe Limited, as London Agent, PNC Bank, National Association, as syndication agent, First Union National Bank, as documentation agent, ABN Amro Bank, N.V., as co-documentation agent, and Fleet National Bank, as co-documentation agent, and (b) the 364-Day Credit Agreement dated as of January 25, 2002, as amended, among the Company, the lenders party thereto, JPMorgan Chase Bank, as administrative agent, PNC Bank, National Association, as syndication agent, First Union National Bank, as documentation agent, ABN Amro Bank, N.V., as co-documentation agent, and Fleet National Bank, as co-documentation agent.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight

Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Foreign Lender” means, as to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding deferred revenue incurred in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (j) all obligations in respect of Third Party Securities issued by such Person in connection with Receivables Sales (regardless of whether denominated as debt or equity securities). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not on any date include the obligation to make earnout payments resulting from acquisitions, except to the extent such obligation would be required to be reflected as a liability on a consolidated balance sheet of such Person prepared as of such date in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the date on which such Loan is repaid, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency” has the meaning assigned to such term in Section 10.16(b).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, (a) with respect to any Eurocurrency Borrowing denominated in US Dollars or Sterling for any Interest Period, the rate per annum determined by the Applicable Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen), for a period equal to such Interest Period; and (b) with respect to any Eurocurrency Borrowing denominated in euro for any Interest Period, the rate per annum determined by the London Agent at approximately 10:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the Banking Federation of the European Union Settlement Rates for deposits in euro (as reflected on the applicable Telerate screen), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall mean the average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates per annum at which deposits in the currency of such Eurocurrency Borrowing are offered for such Interest Period to the principal London office of the Administrative Agent in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination and each promissory note delivered pursuant to this Agreement, as such documents may be amended, modified, supplemented or restated from time to time.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars and with respect to any Letter of Credit, New York City time and (b) with respect to a Loan or Borrowing denominated in euro or Sterling, London time.

“London Agent” means J.P. Morgan Europe Limited, in its capacity as London agent for the Lenders hereunder, or any successor thereto appointed in accordance with Article VIII.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its material obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Foreign Subsidiary” means any Foreign Subsidiary (i) the net assets of which were greater than 2% of Consolidated Net Assets as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the first delivery of such financial statements, greater than 2% of Consolidated Net Assets as of the date of the most recent financial statements referred to in Section 3.04(a)) or (ii) the total revenues of which were greater than 2% of Consolidated Total Revenues for the four-fiscal-quarter period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the first delivery of such financial statements, greater than 2% of Consolidated Total Revenues for the four-fiscal-quarter period ending on the last day of the most recent fiscal period set forth in the most recent financial statements referred to in Section 3.04(a)). For purposes of making the determinations required by this definition, total revenues and net assets of Foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the financial statements of the Company to be delivered pursuant to Section 5.01(a) or (b) (or, prior to the first delivery of such financial statements, at the rates used in preparing the Company’s most recent financial statements referred to in Section 3.04(a)).

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit and Indebtedness owed to the Company or any Wholly Owned Subsidiary), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, it is understood that (a) the “aggregate principal amount” refers to the aggregate principal amount of Indebtedness that is, or issuances of which are, related (e.g., all Indebtedness under an indenture, irrespective of holders thereof) and (b) the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the fifth anniversary of the date of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligations” means (a) the due and punctual payment of (i) the principal amount of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made under this Agreement by the Company in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon and obligations to provide cash collateral, (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company or any other Borrower under this Agreement or any other Loan Document and (b) the due and punctual payment of all obligations of the Borrowers under each Hedging Agreement (i) entered into prior to the date hereof with a counterparty that is a Lender (or an Affiliate of a Lender) on the date hereof or (ii) entered into on or after the date hereof with a counterparty that is a Lender (or an Affiliate of a Lender) at the time such Hedging Agreement is entered into.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of the Government of the United States of America or any agency or instrumentality thereof;

(b) stock or obligations issued in settlement of claims of the Company or any Subsidiary against other Persons by reason of bankruptcy or a composition or readjustment of debt or reorganization of any debtor of the Company or such Subsidiary;

(c) readily marketable commercial paper rated A3 or better by Moody’s (or similar rating by any similar organization which rates commercial paper);

(d) municipal securities rated A or MIG-2 or higher by or higher by S&P;

(e) repurchase agreements relating to securities of the type described in clause (a) above issued by any commercial banking institution with a rating of BBB or higher by S&P;

(f) shares of money market funds issued by a banking or other financial institution with a rating of BBB or higher by S&P or invested with a prudently selected nationally recognized money market fund;

(g) commercial bank certificates of deposit issued by banking institutions with a rating of BBB or higher by S&P and having maturities not in excess of one (1) year; and

(h) deposits in US Dollars or in the currency of any other OECD country held outside the United States by a bank or financial institution the head office of which is in an OECD country and which has a combined capital and surplus of $1,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Receivables Sale” means the transfer and sale by the Company or the Subsidiaries of accounts receivable to the Receivables Subsidiary, which shall finance its acquisition of such accounts receivable (i) with proceeds from the issuance of Third Party Securities, (ii) with Sellers’ Retained Interests and (iii) with proceeds from the sale or collection of accounts receivable previously purchased by it. For purposes of measuring compliance with Section 6.01(f), the amount of any Indebtedness existing in respect of any Receivables Sale at any time shall be deemed to equal the greater of (i) the aggregate principal amount of Third Party Securities issued in connection with any Receivables Sale which are outstanding at such time or (ii) the maximum purchase limit, however denominated, under the financing of such Receivables Sale.

“Receivables Subsidiary” means a special purpose trust, partnership, limited liability company or similar entity formed by the Company for the purpose of effecting one or more Receivables Sales which, in connection therewith, issues Third Party Securities; provided that such Subsidiary shall engage in no other business other than the purchase of accounts receivable pursuant to Receivables Sales permitted hereunder and the funding of such Receivables Sales.

“Register” has the meaning set forth in Section 10.04.

“Regulation D” shall mean Regulation D of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Reset Date” has the meaning assigned to such term in Section 1.05.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Company or any Subsidiary (other than the Receivables Subsidiary), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interest of the Company or any Subsidiary (other than the Receivables Subsidiary) or any option, warrant or other right to acquire any such shares of capital stock of the Company or any Subsidiary (other than the Receivables Subsidiary).

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Exposure” means, at any time, the sum at such time, without duplication, of (a) the aggregate principal amount of the Revolving Loans denominated in US Dollars at such time, (b) the US Dollar Equivalent of the aggregate principal amount of the Revolving Loans denominated in euro or Sterling outstanding at such time, (c) the LC Exposure and (d) the Swingline Exposure. The Revolving Credit Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the total Revolving Credit Exposure at such time.

“Revolving Lender” means a Lender with a Commitment or a Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Sections 2.01 and 2.03.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Sellers’ Retained Interests” means the debt or equity interests held by the Company or any Subsidiary in the Receivables Subsidiary to which accounts receivable of the Company and the Subsidiaries have been transferred in a Receivables Sale, including any such debt or equity received in consideration for the assets transferred.

“S&P” means Standard & Poor’s.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by the Board or any other central bank, monetary authority or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in US Dollars, Sterling or euro, as applicable, or by reference to which interest rates applicable to loans in US Dollars, Sterling or euro, as applicable, are determined, expressed in the case of each such requirement as a decimal. Such reserve percentages shall include those imposed pursuant to Regulation D in the case of Loans denominated in US Dollars. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Third Party Securities” means, with respect to any Receivables Sale, notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership interests or other securities issued for cash consideration by the Receivables Subsidiary to banks, investors or other financing sources (other than the Company and the Subsidiaries) the proceeds of which are used to finance, in whole or part, the purchase by the Receivables Subsidiary of accounts receivable in a Receivables Sale.

“Transactions” means the execution, delivery and performance by each Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof, the issuance and use of Letters of Credit hereunder and the other transactions effected on the date hereof and to be effected on the Effective Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in euro or Sterling, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“US Dollars” or “$” refers to lawful money of the United States of America.

“US Lending Office” means, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans in US Dollars (which designation shall be specified by such Lender in its Administrative Questionnaire).

“Wholly Owned Subsidiary” shall mean a Subsidiary of which securities or other ownership interests (except for directors’ qualifying shares and other de minimis amounts of outstanding securities or ownership interests) representing 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the Company or one or more Wholly Owned Subsidiaries of the Company or by the Company and one or more Wholly Owned Subsidiaries of the Company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References herein to the taking of any action hereunder of an administrative nature by any Borrower shall be deemed to include references to the Company taking such action on such Borrower’s behalf and the Agents are expressly authorized to accept any such action taken by the Company as having the same effect as if taken by such Borrower. Any notice given to the Company shall be deemed to have been given simultaneously to each Borrower.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Exchange Rates. (a) Not later than 1:00 p.m., New York City time, on the date of receipt by the Administrative Agent of each Borrowing Request made by a Borrower pursuant to Section 2.03, the Administrative Agent shall (i) determine the Exchange Rate as of such date with respect to euro and Sterling and (ii) give notice thereof to the Lenders and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant date of determination (a “Reset Date”), and shall for all purposes of this Agreement (other than Section 10.16 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between US Dollars and other currencies.

(b) Not later than 5:00 p.m., New York City time, on each Reset Date, the Administrative Agent shall (i) determine the aggregate amount of the Revolving Credit Exposure (after giving effect to any Loans made or repaid on such date) and (ii) notify the Lenders and the Company of the results of such determination.

SECTION 1.06. Redenomination of Sterling. (a) Each obligation of any party to this Agreement to make a payment denominated in Sterling shall be redenominated into euro at the time the United Kingdom adopts the euro as its lawful currency (in accordance with the EMU Legislation). If the basis of accrual of interest expressed in this Agreement in respect of Sterling shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which the United Kingdom adopts the euro as its lawful currency; provided that if any Borrowing in Sterling is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the euro by the United Kingdom and any relevant market conventions or practices relating to the euro.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to make, from time to time during the Availability Period, Revolving Loans (a) in US Dollars to the Company from its US Lending Office and (b) in euro or Sterling to any Borrowing Subsidiary from its European Lending Office in an aggregate principal amount that, in either case, will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans during the Availability Period.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders (or their Affiliates as provided in paragraph (b) below) ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, (i) each Revolving Borrowing shall be comprised entirely of (A) in the case of a Revolving Borrowing denominated in US Dollars, Eurocurrency Loans or ABR Loans, as the applicable Borrower may request in accordance herewith, and (B) in the case of a Revolving Borrowing denominated in euro or Sterling, Eurocurrency Loans, and (ii) each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be outstanding more than a total of ten Eurocurrency Revolving Borrowings.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Applicable Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in US Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in euro or Sterling, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing and (c) in the case of an ABR Borrowing made after the Effective Date, not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) the currency and aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) the Type of such Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no currency is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected (i) in the case of the Company, US Dollars, and (ii) in the case of a Borrowing Subsidiary, Sterling. If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be (A) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing and (B) in the case of a Borrowing denominated in euro or Sterling, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make to the Company, from time to time during the Availability Period, Swingline Loans denominated in US Dollars in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Each Swingline Loan shall be made as part of a Borrowing consisting of Swingline Loans made by the Swingline Lender. Each Swingline Loan shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, pay, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 11:00 a.m., Local Time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested borrowing date (which shall be a Business Day) and the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender by 3:00 p.m., Local Time, on the requested date of such Swingline Loan (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank by 3:00 p.m., Local Time, on the requested date of such Swingline Loan).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit, denominated in US Dollars, for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 2:00 p.m., Local Time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of an ABR Revolving Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06. Funding of Borrowings. (a) Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof, in each case by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the applicable Lenders. The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Applicable Agent (i) in New York City, in the case of Loans denominated in US Dollars, and (ii) in London, in the case of Loans denominated in euro or Sterling, and designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank. This Section shall not apply to Swingline Loans, which shall be made as provided in Section 2.04.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the greater of (x) (A) the Federal Funds Effective Rate, in the case of Loans denominated in US Dollars, and (B) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount, in the case of Loans denominated in any other currency, and (y) a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, (A) the interest rate applicable to ABR Loans, in the case of Loans denominated in US Dollars, and (B) the interest rate applicable to such Borrowing, in the case of Loans denominated in any other currency. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing and the Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section, no Borrowing may be converted into or continued as a Borrowing with an Interest Period ending after the Maturity Date. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower shall notify the Applicable Agent of such election by telephone by the time and date that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Notwithstanding any other provision of this Section, no Borrower shall be permitted to (i) change the currency of any Borrowing or (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall (i) in the case of a Borrowing denominated in US Dollars, be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in euro or Sterling, become due and payable on the last day of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing shall at the end of the Interest Period applicable thereto (A) in the case of a Borrowing denominated in US Dollars, be converted to an ABR Borrowing, and (B) in the case of a Borrowing denominated in euro or Sterling, become due and payable on the last day of such Interest Period.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the other Agents and the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the

Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Applicable Agent for the account of each Lender the unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date and (ii) in the case of the Company, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (x) the Maturity Date and (y) the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made to the Company, the Company shall repay all Swingline Loans made to it and then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agents hereunder for the accounts of the Lenders and each Lender’s share thereof. The London Agent shall promptly provide the Administrative Agent with all information needed to maintain such accounts in respect of the Loans administered by the London Agent.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or any Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Applicable Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section and payment of any amounts required under Section 2.15.

(b) In the event and on each occasion that the sum of the total Revolving Credit Exposures exceeds the total Commitments, the Borrowers shall promptly prepay Borrowings in an aggregate amount sufficient to eliminate such excess. If on any Reset Date, the aggregate amount of the sum of the Revolving Credit Exposures exceeds 105% of the sum of the Commitments, then each applicable Borrower shall, not later than the third Business Day following receipt of notice thereof by the Administrative Agent to the Company pursuant to Section 1.05, prepay one or more Borrowings in an aggregate amount sufficient to eliminate such excess. Except as set forth in the immediately preceding sentence, prepayments made by the applicable Borrower pursuant to this paragraph shall not be subject to any minimum amount.

(c) Prior to any optional or mandatory prepayment of Borrowings, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d) The applicable Borrower shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Applicable Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees. (a) The Borrowers agree to pay to the Administrative Agent in US Dollars for the account of the US Lending Office of each Lender a commitment fee, which shall accrue at the Applicable Rate in effect from time to time applied to the daily unused amount of such Lender’s Commitment during the period from and including the date of this Agreement to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which all the Commitments shall have terminated, commencing on the first such date to occur after the date hereof. The commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Commitments, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Company agrees to pay (i) to the Administrative Agent, in US Dollars, for the account of the US Lending Office of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank, in US Dollars, a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Each Borrower agrees to pay each Agent, for its own account, the fees at the times and in the amounts previously agreed in writing by the Borrowers and the Agents.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, (i) in the case of commitment fees and participation fees, to the Administrative Agent, for distribution to the applicable Lenders, (ii) in the case of fronting fees, to the Issuing Bank, and (iii) in the case of fees described under paragraph (c) of this Section, to the Applicable Agent for its own account. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest on Borrowings denominated in Sterling, in each case shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or the LIBO Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such currency for such Interest Period; or

(b) the Applicable Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the Company and the Revolving Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the Company and the Revolving Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in such currency shall be ineffective, and such Borrowing shall on the last day of the Interest Period applicable thereto be converted to or continued as (A) if such Borrowing is denominated in US Dollars, an ABR Borrowing, or (B) if such Borrowing is denominated in euro or Sterling, a Borrowing bearing interest at a rate that the London Agent determines adequately reflects the costs to such Lenders of maintaining such Loans, and (ii) if any Borrowing Request is made for a Eurocurrency Borrowing denominated in euro or Sterling, such Borrowing shall be made in US Dollars as an ABR Borrowing.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London or European interbank market any other condition affecting this Agreement or Eurocurrency Loans or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as specified in paragraph (a) or (b) of this Section, and setting forth the basis thereof and a reasonably detailed calculation thereof, shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(d) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense directly attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the

Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding anything to the contrary set forth in this Section, the Borrowers shall not be obligated to compensate any Lender for any loss, cost or expense attributable to the prepayment of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto made pursuant to Section 2.10(b).

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any Obligation of any Borrower hereunder or any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if such Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) any Agent, any Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Borrower shall indemnify each Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any Obligation of such Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or under any other Loan Document shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from such Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursement, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Local Time, on the date when due (or at such other time as expressly provided herein), in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments (i) in respect of Borrowings denominated in a currency other than US Dollars shall be made to the London Agent at its offices at 125 London Wall, London, England, (ii) expressly specified herein to be made directly to the Issuing Bank or the Swingline Lender shall be so directly made and (iii) pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment. Any amount payable by any Agent to one or more Lenders in the national currency of a member state of the European Union that has adopted the euro as its lawful currency shall be paid in euro.

(b) If at any time insufficient funds are received by and available to any Agent from any Borrower to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due from such Borrower to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loan and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Company, any Borrowing Subsidiary or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Applicable Agent shall have received written notice from the Company prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders or the Issuing Bank hereunder that the applicable Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in US Dollars) and (ii) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of an amount denominated in any other currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b) or paragraph (d) of this Section, then the Applicable Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Applicable Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Applicable Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, the Issuing Bank and the Swingline Lender, in each case not to be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.19. Borrowing Subsidiaries. On or after the Effective Date, the Company may designate any Wholly Owned Subsidiary of the Company that is incorporated or otherwise organized under the laws of the United Kingdom or any political subdivision thereof as a Borrowing Subsidiary, in each case by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement. Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to such Borrowing Subsidiary shall be outstanding hereunder. Promptly following receipt of any Borrowing Subsidiary Agreement or Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.

ARTICLE III

Representations and Warranties

Each of the Company and the Borrowing Subsidiaries represents and warrants to the Lenders and the Issuing Bank that, as of the date hereof and as of the Effective Date:

SECTION 3.01. Organization; Powers. Each of the Borrowers and the Subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its organization. Each of the Borrowers and the Domestic Subsidiaries is in good standing under the laws of the jurisdiction of its organization. Each of the Foreign Subsidiaries is in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrowers and the Subsidiaries has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. (a) Each Borrower has full power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement and each other Loan Document to which it is a party and to borrow hereunder, and has taken all necessary corporate and, if necessary, stockholder action to authorize the borrowings hereunder on the terms and conditions of this Agreement and the other Loan Documents to which it is a party and to authorize the execution and delivery of this Agreement and each other Loan Document to which it is a party and the performance of the terms hereof and thereof.

(b) This Agreement and each other Loan Document has been duly authorized and executed by each Borrower party thereto, and is a legal, valid and binding agreement of each such Borrower, enforceable against each Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or any material agreement or other material instrument binding upon the Company, any of the Subsidiaries or any of its assets, or give rise to a right thereunder to require any payment to be made by any Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of the Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2002, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) its consolidated balance sheet and statements of income and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2003, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and the Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2002, there has been no material adverse change in the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Company and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with the ability of the Company and the Subsidiaries taken as a whole to conduct their business as currently conducted or to utilize such properties for their intended purposes. All such material properties and assets are free and clear of Liens, other than Permitted Encumbrances and other than Liens set forth on Schedule 3.05.

(b) Each of the Company and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and, to the knowledge of the Company, all such material leases are in full force and effect. Each of the Company and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

(c) Each of the Company and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and, to the knowledge of the Borrowers, the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than those set forth on Schedule 3.06) or (ii) that involve this Agreement.

(b) Except as set forth on Schedule 3.06 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. None of the Company or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status. Neither the Company nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of the Company and the Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes (except Taxes which in the aggregate are not material in amount) required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of

Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. No reports, financial statements, certificates or other material written information furnished by or on behalf of any Borrower to any Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth as of the date hereof a list of all Subsidiaries and the percentage ownership interest of the Company therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.12 are fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all Liens.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Company and the Subsidiaries as of the date hereof. To the knowledge of the Borrowers, all premiums which have become due in respect of such insurance have been paid. The insurance maintained by or on behalf of the Company and the Subsidiaries is believed by the Company to be adequate.

SECTION 3.14. Solvency. Immediately after the consummation of the Transactions to occur on the date hereof, (a) the fair value of the assets of the Company and the Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Company and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and the Subsidiaries will not have incurred any debts and liabilities, subordinated, contingent or otherwise, that they do not believe that they will be able to pay as such debts and liabilities become absolute and matured; and (d) the Company and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date hereof.

SECTION 3.15. Federal Reserve Regulations. (a) Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

SECTION 3.16. Pari Passu Status. The obligations of each Borrower under this Agreement rank, and will rank, at least pari passu in priority of payment and in all other respects with all unsecured senior Indebtedness of such Borrower.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder and of the Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement (which may include facsimile transmission of a signed signature page of this Agreement) signed on behalf of such party.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Agents, the Lenders and the Issuing Bank and dated the Effective Date) of each of (i) Sara G. Armstrong, Assistant General Counsel of the Company, substantially in the form of Exhibit C-1 hereto, and (ii) Blank Rome LLP, outside counsel for the Company, substantially in the form of Exhibit C-2 hereto, and, in the case of each such opinion, covering such other matters relating to the Borrowers, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrowers hereby request that each such counsel deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, the authorization of the Transactions and any other legal matters relating to the Company, the Subsidiaries, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming that (i) the representations and warranties of the Borrowers set forth herein are true and correct in all material respects as of the Effective Date and (ii) there exists no Default, in each case after giving effect to the Transactions that are to occur on the Effective Date.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company hereunder.

(f) The Commitments under and as defined in each of the Existing Credit Agreements shall have been or shall simultaneously be terminated, all amounts outstanding thereunder shall have been or shall simultaneously be paid in full and the Administrative Agent shall have received evidence satisfactory in form and substance to it demonstrating such termination and payment.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in the Loan Documents shall be true and correct in all material respects (except for any representation relating solely to any Borrowing Subsidiary that is not making such Borrowing) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Revolving Borrowing, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Initial Borrowing by each Borrowing Subsidiary. The obligation of each Revolving Lender to make Revolving Loans to any Borrowing Subsidiary is subject to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions:

(a) Such Borrowing Subsidiary shall have become a party hereto under Section 4.01(a) or the Administrative Agent (or its counsel) shall have received such Borrowing Subsidiary’s Borrowing Subsidiary Agreement, duly executed by all parties thereto.

(b) The Agents shall have received such documents and certificates, including such opinions of counsel, as the Agents or their counsel may reasonably request relating to the organization, existence and good standing (to the extent such concept is relevant to such Person in its jurisdiction of organization) of such Borrowing Subsidiary, the authorization of the Transactions insofar as they relate to such Borrowing Subsidiary and any other legal matters (including as to any applicable regulatory matters) reasonably relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance satisfactory to the Agents and their counsel.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Company and the Borrowing Subsidiaries covenants and agrees with the Lenders and the Issuing Bank that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent, which will make it available to each Lender:

(a) within 100 days after the end of each fiscal year of Company, its audited consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, however, that delivery of the Company’s Form 10-K Report filed with the SEC, including a copy of the Company’s Annual Report for such year, shall be deemed to satisfy the requirements of this paragraph, provided that such Form 10-K Report contains the financial statements and accountants report required pursuant to this paragraph;

(b) within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related consolidated statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that delivery of the Company’s Form 10-Q Report filed with the SEC shall be deemed to satisfy the requirements of this paragraph, provided that such Form 10-Q Report contains the financial statements required pursuant to this paragraph;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11 and 6.12 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent, which will make it available each Lender, prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Borrower or any Affiliate thereof, that if not cured or if adversely determined is reasonably likely to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred if not cured or if adversely determined, is reasonably likely be expected to result in liability of the Company and the Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d) any event that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Borrower will, and the Company will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, sale or transfer that is not prohibited by the provisions of Article VI.

SECTION 5.04. Payment of Obligations. Each Borrower will, and the Company will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, that, if not paid, is reasonably likely to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation.

SECTION 5.05. Maintenance of Properties. Each Borrower will, and the Company will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Insurance. Each Borrower will, and the Company will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no materially greater risk retention) and against such risks as are in all material respects customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each Borrower will furnish to the Lenders, upon request of any Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.07. Books and Records; Inspection Rights. Each Borrower will, and the Company will cause each of the Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities sufficient to permit the preparation of financial statements in accordance with GAAP. Each Borrower will, and the Company will cause each of the Subsidiaries to, permit any representatives designated by any Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and the Subsidiaries.

SECTION 5.08. Compliance with Laws. Each Borrower will, and the Company will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

SECTION 5.09. Use of Proceeds. The proceeds of the Loans and Letters of Credit will be used only for general corporate purposes, including acquisitions, and to repay amounts outstanding under the Existing Credit Agreements. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Company and the Borrowing Subsidiaries covenants and agrees with the Lenders and the Issuing Bank that:

SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder or under any other Loan Document;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof and do not decrease the final maturity or the weighted average life to maturity thereof;

(c) Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary;

(d) Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any other Subsidiary;

(e) Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit or performance bonds not securing Indebtedness issued in the ordinary course of business;

(f) (i) Indebtedness of the Receivables Subsidiary in respect of Third Party Securities in an aggregate amount not in excess of $150,000,000 at any time outstanding and (ii) Indebtedness of the Company and the Subsidiaries consisting solely of Liens on their Sellers’ Retained Interests in connection with Receivables Sales permitted by Section 6.06(f) securing obligations in respect of Third Party Securities in an aggregate amount not in excess of $150,000,000 at any time outstanding;

(g) other unsecured Indebtedness of the Company that is not Guaranteed by any Subsidiary; provided, however, that at the time of incurrence of such Indebtedness, the Company shall be in compliance with Section 6.12 on a pro forma basis giving effect to the incurrence of such Indebtedness as if such Indebtedness were incurred on the last day of the fiscal quarter of the Company most recently ended on or prior to the date of such incurrence; and

(h) Indebtedness of any Subsidiary; provided that the aggregate amount of Indebtedness of the Subsidiaries (other than Indebtedness incurred by any Subsidiary pursuant to clauses (a), (b), (c), (d), (e) and (f) of this Section) shall not at any time exceed 10% of Consolidated Net Worth as of the last day of the most recent period for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b).

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Liens existing on the date hereof and set forth on Schedule 3.05;

(c) Liens on Sellers’ Retained Interests incurred in connection with Receivables Sales permitted by Sections 6.01(f) and 6.06(f) securing obligations in respect of Third Party Securities in an aggregate amount not in excess of $150,000,000 at any time outstanding; provided, however, that recourse to such Sellers’ Retained Interests is limited in a manner customary for similar securitization transactions and the ratio of the amount of such Sellers’ Retained Interests to the amount of such Third Party Securities is not significantly greater than the ratio of sellers’ retained interests to the financed portion of assets in any similar securitization transactions;

(d) Liens on assets of the Receivables Subsidiary securing Indebtedness of the Receivables Subsidiary permitted by Section 6.01(f); and

(e) other Liens which secure Indebtedness of any Subsidiary permitted under Section 6.01(h); provided that the aggregate amount of Indebtedness of the Subsidiaries that is secured by Liens on any assets or property (other than Liens permitted pursuant to clauses (a), (b), (c) and (d) of this Section) shall not at any time exceed 10% of Consolidated Net Worth as of the last day of the most recent period for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b); and provided further, however, that such Liens shall not apply to capital stock of any Subsidiary.

SECTION 6.03. Sale and Leaseback Transactions. The Company will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for sales of fixed or capital assets having an aggregate fair market value (on a cumulative basis for all such sales) of not more than $50,000,000.

SECTION 6.04. Fundamental Changes. (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person may merge into any Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary, (iii) any Wholly Owned Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Wholly Owned Subsidiary, (iv) any Wholly Owned Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders and (v) the Company or any Subsidiary may effect sales of assets (including sales of capital stock of any Subsidiary) permitted under Section 6.05(d), (e) or (f).

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.05. Asset Sales. The Company will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a) leases and licenses of intangible assets in the ordinary course of business;

(b) sales of inventory, used, surplus or obsolete equipment and Permitted Investments in the ordinary course of business;

(c) sales, transfers and dispositions to the Company or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary shall be made in compliance with Section 6.09;

(d) the sale to the Receivables Subsidiary of accounts receivable in Receivable Sales; provided that (i) each such Receivables Sale is effected on market terms and (ii) the aggregate amount of Third Party Securities in respect of all such Receivable Sales does not exceed $150,000,000 at any time outstanding;

(e) sales of the assets set forth on Schedule 6.05; and

(f) sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section 6.05; provided that, immediately after giving effect to any such disposition, the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (f) shall not exceed 10% of Consolidated Net Tangible Assets as determined on the last day of the immediately preceding fiscal quarter of the Company;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (c) and (d) above) shall be made for (i) fair value (except in the case of any disposition (in one transaction or in a series of related transactions) to the extent the aggregate fair value of the assets disposed does not exceed $5,000,000) and (ii) at least 75% cash consideration (or 100% cash consideration, in the case of sales of Permitted Investments), except to the extent otherwise consented to in writing by the Administrative Agent.

SECTION 6.06. Investments, Loans, Advances and Guarantees. The Company will not, and will not permit any Subsidiary to, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, except:

(a) Permitted Investments;

(b) (i) investments by the Company and the Subsidiaries existing on the date hereof, (ii) additional investments by the Company and the Subsidiaries in the Equity Interests of Subsidiaries and (iii) investments by the Company and the Subsidiaries in the Equity Interests of Persons that become Subsidiaries as a result of such investments or that are engaged in businesses of the types engaged in by the Company or the Subsidiaries or businesses reasonably related, ancillary or complementary thereto;

(c) loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary;

(d) Guarantees consisting of Indebtedness permitted by Section 6.01;

(e) Guarantees by the Company or any Subsidiary of operating lease obligations of any Subsidiary;

(f) investments by the Company or any Subsidiary consisting of Sellers’ Retained Interests in Receivables Sales permitted under Section 6.05(d);

(g) loans or extensions of credit to customers; provided, however, that any such loans or extensions of credit made outside the ordinary course of business may not exceed $50,000,000 at any one time outstanding;

(h) temporary advances to employees in the ordinary course of business;

(i) secured home mortgage loans arising as a result of executive officer relocations, in an aggregate principal amount not in excess of $1,000,000 at any one time outstanding;

(j) loans to employees made pursuant to the Company’s Restrictive Stock Incentive Plan as in effect on the date hereof;

(k) Guarantees of the Company or any Subsidiary of obligations of any Subsidiary arising under or in connection with definitive agreements governing acquisitions or dispositions made by such Subsidiary (provided that in the case of any Guarantee of Indebtedness, such Indebtedness be permitted by Section 6.01);

(l) Guarantees of the Company or any Subsidiary of obligations of any Subsidiary arising under customer contracts entered into by such Subsidiary in the ordinary course of business; and

(m) guarantees made by the Company under Article IX of this Agreement.

SECTION 6.07. Restricted Payments; Certain Payments of Indebtedness. (a) The Company will not, nor will it permit any of the Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Company may declare and make Restricted Payments at any time that no Default has occurred and is continuing or would result therefrom and (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock.

(b) The Company will not, nor will it permit any of the Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under this Agreement;

(ii) payments, prepayments and refinancings of Indebtedness that is permitted by Section 6.01;

(iii) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(iv) payment of Indebtedness of any Person acquired by the Company or any Subsidiary that exists on the date of such acquisition; provided that such Person becomes a Subsidiary as a result of such acquisition; and

(v) mandatory payments by a Receivables Subsidiary on Third Party Securities.

SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, as in effect on the date hereof, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder or (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements creating or evidencing Indebtedness of the Receivables Subsidiary permitted by Section 6.01(f).

SECTION 6.09. Transactions with Affiliates. The Company will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.07 and (d) any Receivables Sales permitted by Sections 6.01, 6.02, 6.05 and 6.06.

SECTION 6.10. Fiscal Year. No Borrower will change its fiscal year end to a date other than December 31st.

SECTION 6.11. Interest Expense Coverage Ratio. The Company will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for any period of four consecutive fiscal quarters ending prior to the Maturity Date to be less than 4.0 to 1.

SECTION 6.12. Total Debt Ratio. The Company will not permit the ratio of (a) Consolidated Total Debt on the last day of any fiscal quarter of the Company to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day to exceed 2.5 to 1.

SECTION 6.13. Hedging Agreements. The Company will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c) any representation or warranty made by or on behalf of any Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or misleading in any material respect when made, deemed made or furnished;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to such Borrower’s existence) or 5.09 or in Article VI;

(e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from any Agent or any Lender to the Company;

(f) any Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, subject to any applicable grace periods;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that requires the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary or for a substantial part of its assets, and, in any such case referred to in (i) or (ii) above, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due;

(k) unless fully covered by insurance, one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, is reasonably likely to result in liability of the Company and the Subsidiaries in an aggregate amount exceeding $10,000,000; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Company, take either or both of the following actions, at the same time or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to the Company described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the London Agent as its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Company or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After any Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Guarantee

In order to induce the Lenders to extend credit to the Borrowing Subsidiaries hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the Obligations of the Borrowing Subsidiaries. The Company further agrees that the Obligations of the Borrowing Subsidiaries may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement, any Borrowing Subsidiary Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from any of the terms or provisions of, this Agreement, any Borrowing Subsidiary Agreement or any other Loan Document or agreement; (d) the failure or delay of any Agent or any Lender to exercise any right or remedy against any other guarantor of the Obligations; (e) the failure of any Agent or any Lender to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (f) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (g) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Agent or any Lender in favor of any Borrower, any Subsidiary or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. This guarantee is a continuing guarantee and shall remain in full force and effect until the Obligations (direct and contingent) have been paid in full and the Commitments have expired or terminated.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent or any Lender upon the bankruptcy or reorganization of any Borrowing Subsidiary or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Applicable Agent for distribution to each Applicable Agent or applicable Lender in cash an amount equal to the unpaid amount of such Obligation. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any legal prohibition, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent or any Lender, not consistent with the protection of its rights or interests, then, at the election of such Agent or such Lender, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York and shall indemnify such Agent or such Lender against any losses or expenses (including losses or expenses resulting from fluctuations in exchange rates) that it shall sustain as a result of such alternative payment.

Upon payment in full by the Company of any Obligation of any Borrowing Subsidiary, each Agent or applicable Lender shall, in a reasonable manner, assign to the Company the amount of such Obligation owed to such Lender and so paid, such assignment to be pro tanto to the extent to which the Obligation in question was discharged by the Company, or make such disposition thereof as the Company shall direct (all without recourse to any Agent or any Lender and without any representation or warranty by any Agent or any Lender). Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrowing Subsidiary to the Agents and the applicable Lenders (it being understood that, after the discharge of all the Obligations due and payable from such Borrowing Subsidiary, such rights may be exercised by the Company notwithstanding that such Borrowing Subsidiary may remain contingently liable for indemnity or other Obligations).

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or reputable overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Company, to it at SunGard Data Systems Inc., 680 East Swedesford Road, Wayne, PA 19087, Attention of Michael Ruane, Chief Financial Officer (Fax No. 610-225-1120), with a copy to SunGard Data Systems Inc., 680 East Swedesford Road, Wayne, PA 19087, Attention of Lawrence A. Gross, General Counsel (Fax No. 610-687-3725);

(b) if to any Borrowing Subsidiary, to it in care of the Company as provided in paragraph (a) above;

(c) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin Street, Floor 10, Houston, TX 77002, Attention of Michael Chau, (Fax No. (713) 750-2938, with a copy to JPMorgan Chase Bank, 1411 Broadway, 5th Floor, New York, NY 10018, Attention of Angela Rokkos (Fax No. 212-391-7699);

(d) if to the London Agent, to it at J.P. Morgan Europe Limited, 125 London Wall, London, England EC2Y 5AJ, Attention of Stephen Clarke (Fax No. 011-44-207-777-2360), with a copy to the Administrative Agent as provided in paragraph (c) above;

(e) if to the Swingline Lender, to JPMorgan Chase Bank, 1411 Broadway, 5th Floor, New York, NY 10018, Attention of Angela Rokkos (Fax No. (Fax No. 212-391-7699);

(f) if to the Issuing Bank, to JPMorgan Chase Bank, 1411 Broadway, 5th Floor, New York, NY 10018, Attention of Angela Rokkos (Fax No. 212-391-7699); and

(g) if to any other Lender, to it at its address (or telecopy number) set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto delivered in the manner set forth in this Section. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this

Agreement or any other Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, the Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders and, in the case of any other Loan Document, each applicable Borrower (or the Company on behalf of such Borrower); provided, however, that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) decrease the principal amount of any Loan or LC Disbursement or decrease the rate of interest thereon, or decrease any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date of scheduled payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or the required date of any reimbursement of any LC Disbursement or decrease the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release the Company from its obligations under Article IX, without the written consent of each Lender; and provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the Issuing Bank or the Swingline Lender without the prior written consent of such Agent, the Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify each Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. No Indemnitee shall be liable for the use by others of Information (as defined in Section 10.12) or other materials obtained through electronic telecommunications or other information transmission systems (including as a result of any misdirected facsimile transmission).

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to any Agent, the Issuing Bank or the Swingline Lender, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly, but in no event later than ten (10) Business Days, after written demand therefor.

(f) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of any Loan Document, the consummation of the transactions contemplated thereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of any Loan Document or any investigation made by or on behalf of any Agent or any Lender.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, the Issuing Bank and the Swingline Lender, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consents, provided that no such consent of the Company shall be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the

Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, any Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the applicable Borrower, to comply with Section 2.16(e) as though it were a Lender.

(iii) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of any Loan Document or any provision thereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents and certain Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. In the event any one or more of the provisions contained in this Agreement or any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter due and owing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each of the Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement or any other Loan Document, (v) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any other Loan Document, (vii) with the consent of any Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower. For the purposes of this Section, “Information” means all information received from the

Borrowers relating to the Company, the Subsidiaries or the business of the Company or any Subsidiary, other than any such information that is available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Borrower; provided, however, that, in the case of information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14. Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each Agent and each Lender) any rights, remedies, obligations or liabilities under or by reason of this Agreement or any other Loan Document.

SECTION 10.15. Additional Agents. None of the Lenders or other entities identified on the facing page of, signature pages of or elsewhere in this Agreement or the other Loan Documents as a syndication agent, advisor, bookrunner, or lead arranger shall have any right, power, obligation, liability, responsibility or duty under this Agreement and the other Loan Documents other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement and the other Loan Documents or in taking or not taking action hereunder or thereunder.

SECTION 10.16. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss and if the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor, such Applicable Creditor agrees to remit to such Borrower such excess. The obligations of the Borrowers contained in this Section shall survive the termination of the Loan Documents and the payment of all other amounts owing thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUNGARD DATA SYSTEMS INC.,

by

/s/ Michael J. Ruane
Name: Michael J. Ruane
Title: Sr. Vice President – Finance CFO & Treasurer

JPMORGAN CHASE BANK, individually and as Administrative Agent, Issuing Bank and Swingline Lender,

by

/s/ Angela Rokkos
Name: Angela Rokkos
Title: Vice President

J.P. MORGAN EUROPE LIMITED, as London Agent,

by

/s/ S. Clarke, C. Walsh
Name: S. Clarke, C. Walsh
Title: Vice President, Associate

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: ABN AMRO BANK N.V.:

by

/s/ Jana Dombrowski
Name: Jana Dowbrowski
Title: Vice President

/s/ Jennifer Athas
Name: Jennifer Athas
Title: Assistant Vice President

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: BANK OF AMERICA, N.A.

by

/s/ Colleen Taylor
Name: Colleen Taylor
Title: Vice President

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: THE BANK OF NEW YORK

by

/s/ David C. Csatari
Name: David C. Csatari
Title: Vice President

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: THE BANK OF NOVA SCOTIA

by

/s/ Michael Kus
Name: Michael Kus
Title: Director

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: BANK OF TOKYO-MITSUBISHI TRUST COMPANY

by

/s/ A. Bernstein
Name: A. Bernstein
Title: Asst. Vice President

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: BARCLAYS BANK PLC

by

/s/ Nicholas A. Bell
Name: Nicholas A. Bell
Title: Director, Loan Transaction Management

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: BNP PARIBAS

by

/s/ Rafael C. Lumanian
Name: Rafael C. Lumanian
Title: Director

/s/ Pierre Nicholas Rogers
Name: Pierre Nicholas Rogers
Title: Managing Director

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: CITIBANK, N.A.

by

/s/ Matthew Nicholls
Name: Matthew Nicholls
Title: Director

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: CITIZENS BANK OF PENNSYLVANIA

by

/s/ W. Anthony Watson
Name: W. Anthony Watson
Title: Senior Vice President

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: FIFTH THIRD BANK

by

/s/ Christine L. Wagner
Name: Christine L. Wagner
Title: Assistant Vice President

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: KEY BANK NATIONAL ASSOCIATION

by

/s/ Jeff Kalinowski
Name: Jeff Kalinowski
Title: Vice President

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: MIZUHO CORPORATE BANK, LTD.

by

/s/ Bertram Tang
Name: Bertram Tang
Title: Vice President & Team Leader

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: NATIONAL AUSTRALIA BANK LTD.

by

/s/ Eduardo Salazar
Name: Eduardo Salazar
Title: Head, TMT - Americas

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: NATIONAL CITY BANK

by

/s/ Tara M. Handforth
Name: Tara M. Handforth
Title: Vice President

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: PNC BANK, NATIONAL ASSOCIATION

by

/s/ Frank A. Pugliese
Name: Frank A. Pugliese
Title: Vice President

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: SVENSKA HANDELSBANKEN AB (PUBL)

by

/s/ Mikael Westerback
Name: Mikael Westerback
Title: Senior Vice President

/s/ Mark Emmett
Name: Mark Emmett
Title: Vice President

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: U.S. BANK, N.A.

by

/s/ David J. Dannemiller
Name: David J. Dannemiller
Title: Vice President

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: WACHOVIA BANK, NATIONAL ASSOCIATION

by

/s/ Jason Miller
Name: Jason Miller
Title: Vice President

SIGNATURE PAGE TO SUNGARD DATA SYSTEMS INC. FIVE-YEAR CREDIT AGREEMENT DATED AS OF JANUARY 9, 2004

NAME OF INSTITUTION: WELLS FARGO BANK NATIONAL ASSOCIATION

by

/s/ Peter M. Angelica
Name: Peter M. Angelica
Title: Vice President

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